Exhibit 17.1

November 10, 2010

Board of Directors

Structural Enhancement Technologies Corp.

40 Marcus Avenue

Hauppauge, NY  11788

            Re:      Structural Enhancement Technologies Corp. (the “Company”)

Dear Sirs:

            Please be advised that I hereby resign as Director and Vice-President of Structural Enhancement Technologies Corp., effective November 10, 2010.

            My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

                                                                        Sincerely,

                                                                                                /s/ James W. Zimbler

                                                                                                James W. Zimbler